Exhibit 10.5

KARYOPHARM THERAPEUTICS INC. ANNUAL BONUS PLAN

I.
Objective

The Karyopharm Therapeutics Inc. (“Karyopharm” or the “Company”) Annual Bonus Plan (the “Plan”) has been established to attract, motivate, and retain employees by promoting and rewarding the achievement of key short-term corporate objectives as well as individual performance and to align the interests of employees and stockholders. Cash-based annual performance bonus awards (“Actual Bonus Awards”) may be granted and earned according to the Plan.

II.
Plan Year and Participant Eligibility

A.
Plan Year

A Plan Year is defined as the calendar year from January 1 to December 31 (“Plan Year”), although the Plan’s terms will apply through the date Actual Bonus Awards for the applicable Plan Year are paid.

B.
Participant Eligibility

To be a participant for any applicable Plan Year, both Criteria #1 and Criteria #2, as defined below, must be met:

Criteria #1: The individual is considered a regular full-time employee of Karyopharm who is regularly scheduled to work 30 or more hours per week and must have been a regular full-time employee as of September 30 of the applicable Plan Year.

Criteria #2: The employee must not be eligible to participate in any other cash incentive plan or program, including any sales commission plan.

Each participant’s Actual Bonus Award shall be prorated based on the number of days that the participant met Criteria #1. The number of days that a participant’s Bonus Award shall be prorated (“Bonus Proration”) shall be calculated by the number of days the participant met Criteria #1 divided by the number of days in the applicable Plan Year.

For a participant to remain eligible to earn an Actual Bonus Award for a Plan Year, the participant must:

1.
Remain an active employee in good standing through the date that Actual Bonus Awards are paid to participants (“Payout Date”). Determination of whether an employee is in good standing is solely at the Company’s discretion on a case by case basis. Examples of reasons an employee may not be considered in good standing include, but are not limited to, an employee resigning prior to the Payout Date with a final date of employment after the Payout Date, or an employee is found to be in violation of Company policy or their applicable Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement; and

2.
Achieve 25% or more of the participant’s Individual Performance (as defined below) for the applicable Plan Year.

Other factors, as discussed in VII. Impact of Participant Status, may affect a participant’s payout.

III.
Target Bonus Percentage and Target Bonus Award Calculation

A.
Target Bonus Percentage

Each participant’s Target Bonus Percentage is determined by his or her position as of December 31 of the applicable Plan Year.

Position	Target Bonus Percentage
14	50% - 60%
13	40%
12	30%
11	25%
10	20%
7-9	15%
1-6	10%

B.
Target Bonus Award Calculation

A participant’s Target Bonus Award is calculated by multiplying the participant’s annual base salary on December 31 of the applicable Plan Year (“Annual Salary”) by the Target Bonus Percentage and Bonus Proration.

See VI. Example to Calculate Target and Actual Bonus Awards, below.

IV.
Performance Measures and Weighting

Actual Bonus Awards can be allocated into two components, corporate and individual. The criteria upon which each of these components are measured are described below.

A.
Performance Measures

Corporate Component

The Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) shall set corporate goals and the weight of each corporate goal according to its priority and anticipated impact on the Company.

Following the end of a Plan Year, the Board or the Compensation Committee has discretion to determine the Company’s overall actual corporate performance for that Plan Year as a cumulative percentage of the goals achieved (“Corporate Performance”). Partial or excess achievement as compared to the original goal weighting may be determined for each goal, at the discretion of the Board or the Compensation Committee.

Individual Component

For each Plan Year, with the exception of the Chief Executive Officer, managers of the Company (or in the case of executive officers of the Company, the Chief Executive Officer) shall determine each participant’s individual performance goals (“Individual Goals”), including their priority and anticipated impact on the Company.

Following the end of a Plan Year, with the exception of the Chief Executive Officer, managers of the Company (or in the case of executive officers of the Company, the Board or the Compensation Committee) have sole discretion to determine the participant’s actual individual performance achievements against the participant’s pre-established goals for that Plan Year. In determining the participant’s individual goal achievement, managers (or in the case of executive officers of the Company, the Board or the Compensation Committee) evaluate both (1) the achievement of the participant’s Individual Goals and (2) overall behaviors in alignment with the Company’s core values (“Individual Performance”). Partial or excess achievement as compared to the original goal may be determined for each goal.

B.
Weighting

The Actual Bonus Award for the CEO is based 100% on the level of achievement of Corporate Performance, as determined by the Board or the Compensation Committee. The weight of Corporate Performance and Individual Performance in the calculation of Actual Bonus Awards for all other participants is set by the Board or the Compensation Committee prior to the Plan Year based on the participant’s position.

V.
Actual Bonus Award Calculation

Actual Bonus Awards for a participant will be calculated by multiplying a participant’s Target Bonus Award by the sum of the applicable Corporate Performance and the participant’s Individual Performance (adjusted by each applicable weight). In no case shall the Actual Bonus Award exceed 200% of the participant’s Target Bonus Award.

Actual Bonus Award = Target Bonus Award x [(corporate weight x Corporate Performance) + (individual weight x Individual Performance)]

See VI. Example to Calculate Target and Actual Bonus Awards, below.

VI.	Example to Calculate Target and Actual Bonus Awards
An example of a participant’s Actual Bonus Award inputs is below:
	Annual Base Salary = $85,000 Eligibility Date = August 10th Eligible Days = 144 Corporate Weighting = 50%	Target Bonus Percentage = 10% Corporate Performance = 95% Individual Performance = 90% Individual Weighting = 50%

Target Bonus Award:

Target Bonus Award = Annual Salary x Target Bonus Percentage x (Days Eligible/365)

Annual Base Salary		Target Bonus Percentage		Bonus Proration		Target Bonus Award
$85,000	x	10%	x	(144/365)	=	$3,353

Actual Bonus Award:

Actual Bonus Award = Target Bonus Award x [(corporate weight x Corporate Performance) + (individual weight x Individual Performance)]

Target Annual Bonus		Weighted Corporate Performance Achievement (50% Weighting)		Weighted Individual Performance Achievement (50% Weighting)	=	Actual Bonus Award
$3,353	x	[(50% x 95%)	+	(50% x 90%)]		$3,102

VII.
Impact of Participant Status

A.
Terminations

As described above, a participant must remain employed by Karyopharm through the Payout Date in order to receive an Actual Bonus Award for a Plan Year. Therefore, if a participant’s employment terminates for any reason prior to the Payout Date, the participant will not be eligible for an Actual Bonus Award, with the following exception:

•
If a participant’s employment ceases by reason of death prior to the Payout Date, the participant’s estate may receive the Actual Bonus Award, if any, that would have been paid had the participant continued to be employed on the Payout Date, and which amount will be paid on the date that Actual Bonus Awards are paid to other Plan participants.

B.
Changes in Target Bonus Percentage

The Actual Bonus Award for participants who experience a change in Target Bonus Percentage during a Plan Year (e.g. an employee is promoted during a Plan Year to a grade with a higher Target Bonus Percentage and/or different corporate and individual weighting) shall be calculated on a prorated basis by calculating the number of days during the Plan Year prior to and subsequent to the date that such Target Bonus Percentage is changed.

C.
Changes in Hours

Participants who have a change in their regularly scheduled hours, described above as Criteria #1, will be eligible for a prorated Actual Bonus Award based on the number of days that their regularly scheduled weekly hours were 30 hours/week or more.

D.
Leaves of Absence

Short-Term Disability, FMLA, other family and/or medical leave provided by Company policy or applicable law. Participants will continue to be eligible for an Actual Bonus Award during the period of the leave of absence.

Long-Term Disability (“LTD”), including LTD combined with Workers’ Compensation. Participants who are on LTD in excess of Federal or State mandated family and medical leave provisions, will not be eligible for an Actual Bonus Award for the period of the LTD.

Personal Unpaid Leaves of Absence. Participants who are on a personal unpaid leave of absence that exceeds two weeks, which is not covered by any of the above provisions, are not eligible for an Actual Bonus Award for the period of the personal leave of absence.

E.
Transfers in and Out of the Plan

Participants who transfer in or out of a position that is eligible to receive an Actual Bonus Award under the Plan will remain eligible, subject to the other eligibility criteria set forth herein (including continued employment with the Company through the date such bonuses are paid) for a pro-rated portion of the participant’s Actual Bonus Award based on the number of days they qualified for participation under the Plan during the applicable Plan Year.

VIII.
Payout Date

The Payout Date for Actual Bonus Awards is made in the calendar year following the applicable Plan Year, on or before March 15 of such following calendar year, to all participants who remain eligible as of the Payout Date.

IX.
Termination, Suspension or Modification and Plan Administration

The Board of Directors may terminate, suspend or modify (and if suspended, may reinstate with or without modification) all or part of the Plan at any time, with or without notice to participants. The Board or the Compensation Committee (to the extent delegated by the Board) shall administer and interpret the Plan, and the Board and/or Compensation Committee retains the right to exercise discretion as it sees fit. Notwithstanding anything herein to the contrary, the Board or the Compensation Committee may determine that no Actual Bonus Awards shall be paid hereunder for a particular Plan Year or to a particular participant or participants, notwithstanding the level of achievement of Corporate and/or Individual Performance for such Plan Year.

The Board or the Compensation Committee reserves the exclusive right to determine eligibility to participate in the Plan and to interpret all applicable terms and conditions, including eligibility criteria, corporate and individual goals and payment conditions, for the Company’s executive officers. The Board and the Compensation Committee delegates to each of the Company’s Chief Executive Officer, President, highest human resources officer and highest finance officer the authority to administer, and determine eligibility to participate in, the Plan and interpret all applicable terms and conditions for employees who are not executive officers of the Company. References in the Plan to the Board and the Compensation Committee shall, with respect to participants who are not executive officers, include such delegated officers. The determinations and interpretations of the Board, the Compensation Committee and its delegates will be conclusive.

All Actual Bonus Awards are paid from the Company’s general assets. No trust, account or other separate collection of amounts will be established for the payment of Actual Bonus Awards under the Plan. Actual Bonus Awards are unfunded obligations of the Company, so if and when an Actual Bonus Award becomes due, a participant’s rights to payment are no greater than the rights of a general unsecured creditor.

X.
Other Terms

Section 409A It is intended that this Plan comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”), and notwithstanding anything to the contrary herein, it shall be administered, interpreted, and construed in a manner consistent with Section 409A. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Plan on account of termination of a participant’s employment shall be made unless and until the participant incurs a “separation from service” within the meaning of Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to a participant in connection with the participant’s employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and the participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination participants hereby agree to be bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of the participant’s “separation from service” (as determined under Section 409A of the Code) or (ii) the tenth day following the date of the participant’s death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the participant during the period between the date of separation from service and the New Payment Date shall be paid in a lump sum in the first payroll period beginning after such New Payment Date. Notwithstanding anything herein to the contrary, the Company shall have no liability to any Plan participant or to any other person in the event that the payments that may be earned hereunder do not comply with or are not exempt from Section 409A.

Withholding. The Company shall withhold from any Actual Bonus Award any federal, state and local income, employment, other similar taxes, or 401(k) deferrals as may be required to be withheld pursuant to any applicable law, regulation, or Company 401(k) policy.

At-Will Employment. This document sets forth the terms of the Plan and is not intended to be a contract or employment agreement between the participant and the Company. Nothing in this Plan shall alter the at-will nature of the participant’s employment. The participant is free to resign at any time, and for any or no reason. Similarly, the Company is free to terminate its employment relationship with the participant at any time, with or without cause.